VBI Vaccines to Present Initial Data for VBI-1901 in Recurrent Glioblastoma (GBM) Patients at

the 2018 Annual Meeting of the Society for Neuro-Oncology (SNO)

CAMBRIDGE, Mass. (October 24, 2018) – VBI Vaccines Inc. (NASDAQ: VBIV) (“VBI”), a commercial-stage biopharmaceutical company developing next-generation infectious disease and immuno-oncology vaccines, today announced that initial clinical data from the Phase 1/2a study of VBI-1901 in recurrent Glioblastoma (GBM) patients will be presented in a poster discussion session at the 23rd Annual Scientific Meeting and Education Day of the Society for Neuro-Oncology (SNO), taking place November 15-18, 2018, in New Orleans, Louisiana.

“While early, the responses we’ve seen to-date are encouraging,” said David Anderson, Ph.D., VBI’s Chief Scientific Officer. “The data to be presented at SNO will assess initial immunologic responses to vaccination with VBI-1901 in patients with recurrent GBM. We’ve already seen evidence of robust boosting of CMV-specific immunity directed against multiple antigens in some subjects in both the low and intermediate dose cohorts. As this is the first clinical data from our immuno-oncology vaccine candidate, we are honored and very pleased that the SNO has accepted our abstract for poster presentation and we look forward to the meeting.”

Following two positive Data Safety and Monitoring Board reviews that occurred in April and September 2018, detailed patient-specific data for subjects in the low- and intermediate-dose cohorts will be included in the presentation. Additional information will be available when abstracts are released from embargo on November 5th, 2018.

The SNO Poster Discussion session presentation details are as follows:

CMV gB/pp65 eVLPs Formulated with GM-CSF as a Therapeutic Vaccine Against Recurrent Glioblastoma (GBM)

Poster #: ATIM-14

Date: Friday, November 16, 2018

Time: 7:30 p.m. – 9:30 p.m. CDT

Location: Marriott Hotel, New Orleans, Louisiana

About the Phase 1/2a Study Design

VBI’s two-part Phase 1/2a study is a multi-center, open-label, dose-escalation study of VBI-1901 in up to 28 patients with recurrent GBM:

●	Part A: Dose-escalation phase to define the safety, tolerability, and optimal dose level of VBI-1901 in recurrent GBM patients. This phase is expected to enroll up to 18 patients in three dose cohorts.
●	Part B: A subsequent extension of the optimal dose level, as defined in the dose escalation phase. This phase is expected to enroll an expanded cohort of approximately 10 additional patients.

VBI-1901 is administered intradermally and is adjuvanted with granulocyte-macrophage colony-stimulating factor (GM-CSF), a potent adjuvant that mobilizes dendritic cell function. Patients in both phases of the study will receive vaccine every four weeks until tumor progression.

Additional information, including a detailed description of the study design, eligibility criteria, and investigator sites, is available at ClinicalTrials.gov using identifier NCT03382977.

About VBI Vaccines Inc.

VBI Vaccines Inc. (“VBI”) is a commercial-stage biopharmaceutical company developing a next generation of vaccines to address unmet needs in infectious disease and immuno-oncology. VBI’s first marketed product is Sci-B-Vac®, a hepatitis B (HBV) vaccine that mimics all three viral surface antigens of the hepatitis B virus; Sci-B-Vac® is approved for use in Israel and 10 other countries. VBI’s eVLP Platform technology enables the development of enveloped virus-like particle (eVLP) vaccines that closely mimic the target virus to elicit a potent immune response. VBI is advancing a pipeline of eVLP vaccines, with lead programs in cytomegalovirus (CMV) and glioblastoma (GBM). VBI is headquartered in Cambridge, MA with research operations in Ottawa, Canada and research and manufacturing facilities in Rehovot, Israel.

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Cautionary Statement on Forward-looking Information

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are forward-looking information within the meaning of Canadian securities laws (collectively, “forward-looking statements”). The company cautions that such statements involve risks and uncertainties that may materially affect the company’s results of operations. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; and the ability to secure and enforce legal rights related to the company’s products. A discussion of these and other factors, including risks and uncertainties with respect to the company, is set forth in the Company’s filings with the Securities and Exchange Commission and the Canadian securities authorities, including its Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2018, and filed with the Canadian security authorities at sedar.com on February 26, 2018, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. Given these risks, uncertainties and factors, you are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. All such forward-looking statements made herein are based on our current expectations and we undertake no duty or obligation to update or revise any forward-looking statements for any reason, except as required by law.

VBI Contact

Nicole Anderson, Communications Executive

Phone: (617) 830-3031 x124

Email: info@vbivaccines.com

VBI Investor Contact

Nell Beattie

Chief Business Officer

Email: IR@vbivaccines.com

VBI Media Contact

Burns McClellan, Inc.

Robert Flamm, Ph.D.

Phone: (212) 213-0006

Email: rflamm@burnsmc.com